EXHIBIT 99.2

INTERPOOL FINALIZES PLANS TO REPATRIATE APPROXIMATELY $305
MILLION OF FOREIGN EARNINGS WITH COMPLETION OF MAJOR
FINANCINGS

PRINCETON, N.J.--(BUSINESS WIRE)--Dec. 22, 2005--Interpool, Inc. (NYSE: IPX) announced that, as a final step in the company's plan to repatriate foreign earnings and profits of Interpool Limited prior to December 31, 2005, it has established two credit facilities, totaling approximately $851 million, for its international container leasing operations. Approximately $713 million was funded under these facilities on December 21, 2005, of which approximately $430 million was used to reduce previously existing secured debt. The remaining proceeds of the new borrowings will be used, together with other funds, to permit Interpool Limited, the company's Barbados-based container leasing subsidiary, to make a distribution to the parent company of approximately $305 million later this month.

The two credit facilities were established in connection with Interpool's plan, approved this month by its Board of Directors, to repatriate accumulated and current earnings and profits of Interpool Limited, which previously had been considered permanently reinvested outside the United States. The American Jobs Creation Act of 2004 established a temporary tax incentive for United States corporations to bring foreign earnings into the United States prior to December 31, 2005 by subjecting these earnings to U.S. federal tax at a reduced rate of 5-1/4%.

Interpool's international container leasing business has always been operated outside the United States by its subsidiary, Interpool Limited. By investing the profits from this business in offshore assets, over the years Interpool Limited built up a substantial fleet of equipment, much of which was free of debt. The new credit facilities allowed Interpool to leverage the value of these assets to fund the repatriation.

Borrowings under Interpool's new credit facilities are secured by shipping containers under long-term lease to various customers and related lease receivables. Fortis Bank and DVB Bank are the agent banks under the new credit facilities, which replaced two previous facilities with these lenders. In conjunction with the repatriation plan, Interpool Limited transferred its container leasing business, including substantially all of its operating assets and the related liabilities, to a newly-formed Barbados subsidiary of Interpool, with this new subsidiary becoming an obligor under the credit facilities.

Interpool stated that it expects to incur approximately $23-29 million of tax and other costs associated with the repatriation and related transactions, which will reduce net income for the fourth quarter of 2005 and the full year.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented, "We view this action by us as a one-time opportunity to bring offshore funds into the U.S. at a most favorable 5 1/4% tax rate. This will enhance shareholder value by providing the flexibility to invest the funds in our U. S. operations and to take advantage of other strategic opportunities that may arise. By drawing on our strong relationships with our lenders, in particular Fortis Bank and DVB, we were able to structure borrowing arrangements that gave us access to the cash necessary to implement our plan."

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. The company is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Contacts
Interpool, Inc.
James F. Walsh, 609-452-8900
www.interpool.com